First China Pharma Announces Audited Financials and Issues Guidance

KUNMING, CHINA--(Marketwire -05/01/12)- First China Pharmaceutical Group, Inc. (FCPGE.OB -) ("First China" or the "Company"), a rapidly growing and technologically advanced pharmaceutical distribution company based in Yunnan, China, today announced its audited financial results for the nine-month transition period ended December 31, 2011.

Understanding FCPG Financial Data Presented in the Annual 10K Filing
In an 8K filed on May 10, 2011, the Company gave formal notice that it changed its year end from March 31 to December 31. This change was made to have the FCPG group of companies all have the same year end, which simplifies the accounting and audit processes.

The audit conducted by the Company's new auditors, EFP Rotenberg, was for the 9 month transition period April 1, 2001 to December 31, 2011. The audit was conducted over this 9 month period as the Company's previous auditors, Parker Randall, had completed a 12 month audit from the period April 1, 2010 to March 31, 2011. As per audit requirements, the financial statements reported in the 10K that was filed May 1, 2011 reflect the 9 month transition period from April 1 to December 31, 2011 and the 12 month period ending March 31, 2011. While this is required by audit standards it essentially compares a 12 month period to a 9 month period.

To provide a comparative view of the Company's financial statements, a comparison of the full fiscal years (January 1 to December 31) for the years 2010 and 2011 are provided in this news release. When comparing the FCPG financial statements for the fiscal years 2010 to 2011 it is important to keep in mind that prior to September 15, 2010, FCPG was a private company. This means that for 2010 there were only 3.5 months of costs associated with operating a public company while in 2011 there are 12 months. This is the primary reasons for the significant increase in administrative costs year over year.

There is one key item on the Company's financial statements that have shown a significant increase in net income, a $2.410 million "Derivative Gain". This amount is a non cash increase to the income statement that is a result of the Black Scholes derivative valuation of the warrants issued by the Company in relation to the financing in April 2011. The valuation of these warrants is required by US GAAP and can produce either a non cash gain or loss; depending upon the fair market value of the common stock. This is a non cash transaction and does not positively affect the Company's working capital.

Fiscal 2011 Highlights
First China is pleased to advise that its focus and investments on expanding sales in Yunnan province has led to doubling sales for the same period as last year. The April 2011 financing has enabled First China to hire additional sales staff, broaden the product line, increase inventory and refine computer systems. While sales were at a record high this quarter, gross profit was down from the same period in 2010. The reduction in the Company's profit margin is primarily due to a reduction in the prices required by the Chinese government for certain pharmaceuticals and increased costs associated with the operation of a public company. As part of the Chinese government's mandate to significantly increase per capital spending on pharmaceuticals, they have put pressure on the companies who carry pharmaceuticals and other health care providers to reduce drug pricing in order to bring down the rising cost of health care for all Chinese. This has led to a decline in profit margins but an opportunity to increase sales.

Fiscal 2011 Business Highlights
2011 saw dramatic changes for FCPG. A financing in April 2011 grossed the Company approximately $4 million, well short of the $10 million it was targeting. The financing fell short of its objective largely due to the negative press regarding accounting issues with several Chinese based U.S. listed companies. In order to bolster investor confidence the Company changed auditors from a Hong Kong based firm that was not subject to PCAOB inspection to EFP Rotenberg, a US based firm headquartered in Rochester New York. The transition in auditors took longer than expected and was slowed down by Chinese New Year. The Company is confident that this move will demonstrate its commitment to US financial markets and the corporate governance that shareholders expect. The Company was also pleased to have Jack Zwick join the Board in 2011. Mr. Zwick is a CPA with extensive accounting, audit and board experience. The Company will look to add more individuals to the Board in 2012 that will add to the leadership and stewardship that is currently in place.

The majority of the proceeds from the financing were deployed to broaden the Company's product line and to carry more inventory. Additionally, it enabled FCPG to hire additional sales staff and refine computer systems. This injection of capital was instrumental in the Company being able to double sales over fiscal 2010.

Like the rest of the industry, the Company experienced declining profit margins. This was largely due to two factors. Expenses related to the operation and management of a public company increased costs but the primary reason for the reduction in margins industry-wide was the Chinese government arbitrarily reducing the cost of many drugs. The Chinese government undertook the reduction of pharmaceutical prices was to fulfill part of a government priority to increase per capita expenditures on pharmaceuticals and health care. The Company is undertaking a number of initiatives that focus on increasing profit margins, including importing products from the West and drop-shipping orders when possible.

In late 2011 the Company stopped its re-organization that would have moved the head office and sales function to Hong Kong. While this move would have significantly reduced the taxes paid by the Company, after some fundamental changes to the Chinese tax code the cost and risk outweighed any benefits that could potentially be achieved.

Fiscal 2011 Financial Overview

The financial highlights presented in Table A are drawn from the May 1, 2012 10K filing. The financial information in this table compare a 12 month period ended March 31, 2011 to a 9 month period ended December 31, 2011.

TABLE A
	Years Ended		Nine Months
			Ended
	March 31, 2010	Restated, 2011	December 31, 2011
Net revenues	$25,723,902	$28,999,198	$46,790,392
Cost of Sales	$21,045,598	$23,749,000	$43,002,049
Gross profit	$4,678,304	$5,250,198	$3,788,343
Gross Margin	18.19%	18.10%	8.10%
Selling expenses	$790,612	$645,396	$179,734
Administrative expenses	$168,053	$889,851	$2,125,953
Income from operations	$3,719,639	$3,714,951	$1,482,656

In order to provide a direct period to period comparison of financial data the Company has provided unaudited comparisons of the 9 month period ending December 31, 2011 (Table B) and a 12 month period ending December 31, 2011 (Table C).

TABLE B
	2010	2011
	9 months ending	9 months ending	$	Change	% Change
	Dec 31 - unaudited	Dec 31 - audited
Net revenues	$21,021,873	$46,790,392		$25,768,519	123%
Cost of Sales	$16,242,991	$43,002,049		$26,759,058	165%
Gross profit	$4,778,882	$3,788,343		$(990,539)	-21%
Gross Margin	22.73%	8.10%
Selling expenses	$22,574	$179,734		$157,160	696%
Administrative expenses	$437,224	$2,125,953		$1,688,729	386%
Income from operations	$4,319,084	$1,482,656		$(2,836,428)	-66%

TABLE C
	2010	2011
	12 months ending	12 months ending	$	Change	% Change
	Dec 31 - unaudited	Dec 31 - unaudited
Net revenues	$27,713,264	$54,883,457		$27,170,193	98%
Cost of Sales	$21,750,974	$50,600,463		$28,849,489	133%
Gross profit	$5,962,290	$4,282,994		$(1,679,296)	-28%
Gross Margin	21.51%	7.80%
Selling expenses	$43,779	$823,857		$780,078	1782%
Administrative expenses	$490,813	$2,160,293		$1,669,480	340%
Income from operations	$5,427,698	$1,298,844		$(4,128,854)	-76%

The discussion below uses the financial data in Table C (12 month period ending December 31, 2010 and 2011) as its basis.

Net revenues - were $54.8 million, an increase of 100.0% over 2010. This dramatic increase in sales was achieved by the Company being able to carry more products in inventory, broaden its product line and obtain exclusivity on certain products.

Cost of sales - was up 133% over 2010. The primary reason for this increase was higher prices charged by drug manufacturers for certain products and increase logistics and distributions cost associated with sales beyond Kunming and Yunnan province.

Gross profit - was $4.2 million, a decrease of $1.6 million over 2010. The reduced margin was experienced industry wide as part of the government's move to increase per capital health care spending.

Selling expenses - these expenses were significantly higher in 2010 due to the Company building a sales and logistics infrastructure to support significantly increased sales. In addition to the infrastructure costs the Company retained several purchasing agents that have developed significant relationships with several large hospitals.

Administrative expenses - these costs were up by $1.6 million over 2010 due to several factors. In 2010 the Company was only a public company for 3.5 months while it was a public company in 2011 for the full year. The costs associated with maintaining and managing a public company alone were in excess of $1 million. Additional costs were also incurred in salaries (as the Company added many more employees), systems development and increased its bad debt expense to over $600,000.

Income from operations - was $1.3 million, a decrease of 76%, as compared the same period in 2010. This reduction in income is due primarily to declining gross margins due to the government policy of reducing drug prices and the cost of maintain and managing a public company.

Business Outlook
We continue to believe that the Chinese pharmaceutical distribution industry will evolve similar to that in the United States, eventually dominated by a handful of large companies with significant sales and low profit margins. During 2011 we experienced several developments that have led to reduced margins and the reduction of smaller distributors in the market. While these developments threaten the majority of the participants in our industry we see them as providing an excellent opportunity for FCPG to expand sales and secure a far greater share of the pharmaceutical distribution market.

As the Chinese government increases pharmaceutical spending per capita, its objective will be to provide as much as it can for the money spent. With gross profit margins in the range of 6% to 8% the company will continue to focus on increasing sales volume and acquire customers abandoned by smaller distributors that cannot compete. FCPG is also in the application process to obtain an import license so that it will be able to import and distribute higher margin drugs that are available in the West but not yet available in China.

The Company's primary strategy is to expand sales at a rapid rate throughout Yunnan province and the other 18 provinces and regions it currently conducts business. FCPG has a tremendous strategic advantage over our competitors with the License of Internet Pharmacy Information Service" (LIPIS) and the Internet Drug Transaction Service License (IDTSL). These licenses enable the Company to become a low cost company in the industry. Management believes the Company has proven it ability to generate significant increases in sales by the strategic deployment of capital. Access to additional capital to continue the rapid growth of the Company is a priority for 2012 and essential if the Company is to achieve its sales goals.

The IDTSL and LIPIS internet commerce licenses have enabled First China to change its focus on expansion primarily through organic growth rather than through acquisition. The Chinese government is considering several new regulations that would make it difficult for small and medium sized pharmaceutical distributors to survive (e.g. minimum warehouse size and security controls). It appears that the government is introducing policies that will lead to the industry being serviced by large distributors like XYT rather than small ones. We believe that the government's intention is to eliminate small distributors, so that it can more easily monitor and regulate the distribution of drugs within China. Expansion through acquisition will only occur if there is a significant economic opportunity or a need to establish a distribution center to bolster the Company's logistics

In addition to the focus on obtaining capital and expanding sales the Company also understands that it need to develop critical infrastructure to better support its operation as a public company. A project initiated in 2011 to refine our US GAAP accounting function so that it can produce financial statements on a timelier basis and reduce the high cost of utilizing outside accounting firms will continue as a priority in 2012. In addition, the Company is not satisfied with the level of contact it has with its shareholders and prospective investors and evaluating several cost effective means to increase the flow of information to these groups.

"First China continues to build itself into an organization that will realize significant growth over the next 5 years. Access to additional capital will fuel rapid growth so that the company will be able to reward its shareholders for their allegiance and commitment," stated Mr. Wang, CEO of First China.

Further details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database.

About First China Pharmaceutical Group, Inc. (FCPGE.OB - News)
First China Pharmaceutical Group, Inc. aims to develop a high growth pharmaceutical distribution company generating significant revenue from the sale of healthcare products in China. As part of its business strategy, the Company has acquired the assets of Kun Ming Xin Yuan Tang Pharmacies Co. Ltd. (XYT), which includes a strategic advantage over its competitors as it is one of a handful of pharmaceutical distribution companies in Yunnan Province that has obtained government approval to market and fill orders using the internet. First China Pharmaceutical Group plans to continue the rapid growth of the company from its current position as a provider of approximately 7,100 drugs to more than 4,700 pharmacies, hospitals and clinics in China's Yunnan Province. For more information visit: www.firstchinapharma.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, opportunities to expand sales and market share, Chinese government increasing pharmaceutical spending, sales strategy, need for capital, developing accounting infrastructure, enhanced communications with the market and shareholders, business outlook for 2012, evolution of China's pharmaceutical industry, Company growth and acquisition plans, and use of internet licenses. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD
First China Pharmaceutical Group, Inc.
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Zhen Jiang Wang
Chairman and CEO

Contact:

Evergreen Investor Relations, Inc.
Phone: 1-888-518-3274
Email: info@firstchinapharma.com
Web: www.firstchinapharma.com